Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Bryan Hurley (314-694-8148)

WITH THIRD-QUARTER RESULTS, MONSANTO REAFFIRMS ONGOING EARNINGS OUTLOOK OF GREATER THAN 20 PERCENT GROWTH IN FISCAL YEAR 2013 AND MID-TEENS GROWTH FOR FISCAL YEAR 2014

Focus on Farmers, Growth of Global Business Portfolio and Expanding Toolkit of New Products Expected to Drive Strong Growth in Fiscal Year 2014 and Beyond

ST. LOUIS (June 26, 2013) - Monsanto Company (NYSE: MON) today announced third-quarter financial results and reaffirmed its fiscal year 2013 guidance for a third consecutive year of greater than 20 percent growth in ongoing earnings.  Company executives also noted that the continued strength and global scope of its core business, coupled with new products and upgrades, are expected to propel the company to mid-teens ongoing earnings growth in fiscal year 2014.

	Third Quarter		Nine Months
($ in millions)	2013	2012	2013	2012
Net Sales by Segment
Corn seed and traits	$1,559	$1,515	$5,978	$5,226
Soybean seed and traits	658	698	1,566	1,629
Cotton seed and traits	385	490	630	750
Vegetable seeds	216	195	571	567
All other crops seeds and traits	236	230	410	414
TOTAL Seeds and Genomics	$3,054	$3,128	$9,155	$8,586

Agricultural productivity	$1,194	$1,091	$3,504	$2,820
TOTAL Agricultural Productivity	$1,194	$1,091	$3,504	$2,820

TOTAL Net Sales	$4,248	$4,219	$12,659	$11,406

Gross Profit	$2,262	$2,363	$6,729	$6,164

Operating Expenses	$1,024	$1,013	$2,870	$2,760
Interest Expense – Net	$18	$18	$54	$80
Other Expense (Income) – Net	$(4)	$3	$35	$46
Net Income Attributable to Monsanto Company	$909	$937	$2,731	$2,274

Diluted Earnings per Share (See note 1.)	$1.68	$1.74	$5.05	$4.21
Items Affecting Comparability – EPS Impact
Income on discontinued operations	—	—	(0.02)	(0.01)
Nitro Claims Settlement	—	—	—	0.05
Resolution of a Legacy Tax Matter	(0.02)	(0.11)	(0.02)	(0.11)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.66	$1.63	$5.01	$4.14
Effective Tax Rate	24%	27%	27%	30%

	Third Quarter		Nine Months
Comparison as a Percent of Net Sales:	2013	2012	2013	2012
Gross profit	53%	56%	53%	54%
Selling, general and administrative expenses	15%	15%	14%	15%
Research and development expenses	9%	9%	9%	9%
Income from continuing operations before income taxes	29%	32%	30%	29%
Net income attributable to Monsanto Company	21%	22%	22%	20%

“This is a year where the strength of our global portfolio has really been highlighted, and with the continued strength of our larger, more global business, we're on track to deliver more than 20 percent ongoing earnings growth in fiscal year 2013 and in a very strong position to build on that success with continued growth next year,” said Hugh Grant, chairman and chief executive officer.  “Our optimism reflects the expanding opportunity we see to unlock successive layers of growth next year and beyond as our focus on farmers, new product platforms and operating efficiency combine to build continued momentum.”

Results of Operations

For the first nine months, net sales increased $1.3 billion over the prior year period to approximately $12.7 billion. Monsanto's year-to-date performance has been driven by the strength across its global portfolio, including overall growth in the company's global corn business and continued strength in the Agricultural Productivity segment.

Net sales for the quarter were $4.2 billion. As expected, the third quarter results reflect the decreased year-over-year contribution from the Brazil soybean business, a decrease in overall planted cotton acres and continued effect of higher production costs from the 2012 drought.

Operating expenses were up $11 million in the third quarter compared to the same period in the prior year. In the three-month comparison, selling, general and administrative (SG&A) expenses decreased slightly to $632 million. Quarterly research and development (R&D) expenses were up 5 percent to $392 million compared to the prior year period.

The company's third quarter earnings per share (EPS) was $1.66 on an ongoing and $1.68 on an as-reported basis. EPS for the first nine months of fiscal year 2013 was $5.01 on an ongoing basis and $5.05 on an as-reported basis. (For a reconciliation of ongoing EPS, see note 1.)

Cash Flow

The company's strong cash position continued in the third quarter. For the first nine months of fiscal year 2013, cash flow from operations was a source of $786 million compared with a source of $853 million in the first nine months last year. Net cash required by investing activities for the first nine months of fiscal year 2013 was $387 million, compared to $542 million for the same period of fiscal year 2012. Net cash required by financing activities for the first nine months of 2013 was $739 million, compared to net cash required of $1 billion for the same period of fiscal year 2012. Free cash flow was a source of $399 million for the first nine months, compared to a source of $311 million for the same period last year. (For a reconciliation of free cash flow, see note 1.)

Earlier this month, the company announced that its board of directors had authorized a new share repurchase program, effective July 1, 2013, for up to $2 billion of the company's common stock over a three-year period.

Outlook

The company reaffirmed 2013 earnings per share guidance in the range of $4.50 to $4.55 on an ongoing basis, with mid-teens ongoing earnings growth anticipated for fiscal year 2014. The company expects 2013 earnings per share on an as-reported basis to be in the range of $4.54 to $4.59. (For a reconciliation of ongoing EPS, see note 1.) The company also confirmed its full-year free cash flow guidance for fiscal year 2013 of $1.8 billion to $2 billion. The company expects net cash provided by operating activities to be $2.8 billion to $3.1 billion, and net cash required by investing activities to be $1 billion to $1.1 billion for fiscal year 2013. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
Seeds and Genomics	2013	2012	2013	2012	2013	2012	2013	2012
Corn Seed and Traits	$1,559	$1,515	$5,978	$5,226	$859	$927	$3,628	$3,305
Soybean Seed and Traits	658	698	1,566	1,629	398	463	911	1,079
Cotton Seed and Traits	385	490	630	750	295	385	466	567
Vegetable Seeds	216	195	571	567	93	94	282	260
All Other Crops Seeds and Traits	236	230	410	414	170	152	252	217
TOTAL Seeds and Genomics	$3,054	$3,128	$9,155	$8,586	$1,815	$2,021	$5,539	$5,428

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Seeds and Genomics	2013	2012	2013	2012
EBIT (For a reconciliation of EBIT, see note 1.)	$920	$1,111	$2,980	$2,957

The Seeds and Genomics segment consists of the company's global seeds and related traits business.

Sales in the Seeds and Genomics segment for the third quarter were approximately $3.1 billion. For the first nine months, sales for the segment are up $569 million over the same period last year.

Monsanto's global corn business continues to lead the segment performance this fiscal year. The company anticipates achieving record total corn volumes for the third consecutive year with the trend continuing into fiscal year 2014. Performance to date within corn has been driven by upgrade improvement across its corn portfolio in key seed geographies, including strong growth and contribution from its international businesses.

In Latin America, corn trait adoption and product upgrades continue to accelerate, with VT PRO™ 2 reaching nearly one-third of the company's branded portfolio in Brazil in its second year of commercial sales and Genuity® VT Triple PRO® comprising about 40 percent of the company's Argentine corn portfolio this season. In the United States, the company confirmed it is on track to come in at or above the high end of its 36 million to 38 million acre target range for its Genuity® reduced refuge family.

Within soybeans, Monsanto noted it is positioned well to be at or above the high end of its 39 million to 41 million acre target range for its Genuity® Roundup Ready 2 Yield® platform in the United States. The company also confirmed that final results from its second year of Intacta RR2 PRO™ Ground Breakers® on-farm field trials at more than 1,000 locations in Brazil demonstrated a greater than four bushel per acre yield advantage against first-generation Roundup Ready® soybeans. With the final key regulatory approval secured, Monsanto's commercial preparation for the full-scale launch of Intacta RR2 PRO™ soybeans in Brazil for the upcoming season is underway. Intacta RR2 PRO™ soybeans are expected to become one of the cornerstone products in Monsanto's next-generation soybean platform, representing one of the most significant growth drivers in its global portfolio. The company said it is targeting around three million acres for the launch of Intacta RR2 PRO™ soybeans this upcoming growing season in Brazil.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2013	2012	2013	2012	2013	2012	2013	2012
Agricultural Productivity	$1,194	$1,091	$3,504	$2,820	$447	$342	$1,190	$736
TOTAL Agricultural Productivity	$1,194	$1,091	$3,504	$2,820	$447	$342	$1,190	$736

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Agricultural Productivity	2013	2012	2013	2012
EBIT (For a reconciliation of EBIT, see note 1.)	$284	$190	$810	$354
Unusual Items Affecting EBIT:
EBIT from Discontinued Operations	$—	$(3)	$17	$8
Nitro Claims Settlement	$—	$—	$—	$(44)

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Year-to-date performance of the Seeds and Traits segment is complemented by the continued strength of the company's Agricultural Productivity segment due to the positive market environment and focused business strategy. Sales in the third quarter for the segment increased $103 million over the same period last year.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/ptnchaj4/lan/en.
Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Genuity, Roundup Ready, Roundup Ready 2 Yield, Intacta RR2 PRO, VT PRO 2, VT Triple PRO and Ground Breakers are trademarks of Monsanto Company and its wholly-owned subsidiaries.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012
Net Sales	$4,248	$4,219	$12,659	$11,406
Cost of Goods Sold	1,986	1,856	5,930	5,242
Gross Profit	2,262	2,363	6,729	6,164
Operating Expenses:
Selling, general and administrative expenses	632	638	1,773	1,681
Research and development expenses	392	375	1,097	1,079
Total Operating Expenses	1,024	1,013	2,870	2,760
Income From Operations	1,238	1,350	3,859	3,404
Interest Expense	37	39	123	139
Interest Income	(19)	(21)	(69)	(59)
Other Expense (Income), Net	(4)	3	35	46
Income from Continuing Operations Before Income Taxes	1,224	1,329	3,770	3,278
Income Tax Provision	292	361	1,017	971
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$932	$968	$2,753	$2,307
Discontinued Operations:
Income (Loss) from Operations of Discontinued Businesses	—	(3)	17	8
Income Tax Provision (Benefit)	—	(1)	6	3
Income (Loss) on Discontinued Operations	—	(2)	11	5
Net Income	$932	$966	$2,764	$2,312
Less: Net Income Attributable to Noncontrolling Interest	23	29	33	38
Net Income Attributable to Monsanto Company	$909	$937	$2,731	$2,274

EBIT (see note 1)	$1,204	$1,301	$3,790	$3,311

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.70	$1.76	$5.09	$4.25
Income on Discontinued Operations	—	—	0.02	0.01
Net Income Attributable to Monsanto Company	$1.70	$1.76	$5.11	$4.26

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.68	$1.74	$5.03	$4.20
Income on Discontinued Operations	—	—	0.02	0.01
Net Income Attributable to Monsanto Company	$1.68	$1.74	$5.05	$4.21

Weighted Average Shares Outstanding:
Basic	534.1	532.9	534.5	534.2
Diluted	540.0	538.8	540.7	540.2

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	May 31, 2013	Aug. 31, 2012
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2013: $175 and 2012: $120)	$2,921	$3,283
Short-term investments	143	302
Trade receivables, net (variable interest entity restricted - 2013: $6 and 2012: $52)	3,610	1,897
Miscellaneous receivables	812	620
Deferred tax assets	574	534
Inventory, net	2,884	2,839
Other current assets	197	183
Total Current Assets	11,141	9,658
Property, Plant and Equipment, Net	4,467	4,365
Goodwill	3,510	3,435
Other Intangible Assets, Net	1,225	1,237
Noncurrent Deferred Tax Assets	518	551
Long-Term Receivables, Net	242	376
Other Assets	576	602
Total Assets	$21,679	$20,224
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	169	36
Accounts payable	745	794
Income taxes payable	397	75
Accrued compensation and benefits	408	546
Accrued marketing programs	763	1,281
Deferred revenues	322	396
Grower production accruals	66	194
Dividends payable	—	200
Miscellaneous short-term accruals	944	699
Total Current Liabilities	3,814	4,221
Long-Term Debt	2,054	2,038
Postretirement Liabilities	498	543
Long-Term Deferred Revenue	167	245
Noncurrent Deferred Tax Liabilities	444	313
Long-Term Portion of Environmental and Litigation Reserves	204	213
Other Liabilities	420	615
Monsanto Shareowners’ Equity	13,869	11,833
Noncontrolling Interest	209	203
Total Shareowners’ Equity	14,078	12,036
Total Liabilities and Shareowners’ Equity	$21,679	$20,224
Debt to Capital Ratio:	14%	15%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended
	May 31, 2013	May 31, 2012
Operating Activities:
Net Income	$2,764	$2,312
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	457	466
Bad-debt expense	14	(9)
Stock-based compensation expense	76	102
Excess tax benefits from stock-based compensation	(73)	(33)
Deferred income taxes	171	195
Equity affiliate income, net	(11)	(11)
Net gain on sales of a business or other assets	(15)	(3)
Other items	(48)	51
Changes in assets and liabilities that required cash, net of acquisitions:
Trade receivables, net	(1,614)	(1,773)
Inventory, net	(100)	(134)
Deferred revenues	(156)	(35)
Accounts payable and other accrued liabilities	(465)	(171)
Restructuring cash payments	—	(11)
Pension contributions	(53)	(57)
Other items	(161)	(36)
Net Cash Provided by Operating Activities	786	853
Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(462)	(444)
Maturities of short-term investments	621	444
Capital expenditures	(459)	(376)
Acquisitions of businesses, net of cash acquired	(120)	(113)
Technology and other investments	(63)	(61)
Other investments and property disposal proceeds	96	8
Net Cash Required by Investing Activities	(387)	(542)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	170	(86)
Short-term debt proceeds	1	9
Short-term debt reductions	(29)	(21)
Long-term debt proceeds	16	—
Long-term debt reductions	(2)	(142)
Payments on other financing	—	(2)
Treasury stock purchases	(578)	(423)
Stock option exercises	234	69
Excess tax benefits from stock-based compensation	73	33
Tax withholding on restricted stock and restricted stock units	(3)	(1)
Dividend payments	(602)	(482)
Dividend payments to noncontrolling interests	(19)	(76)
Proceeds from noncontrolling interests	—	101
Net Cash Required by Financing Activities	(739)	(1,021)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(22)	(146)
Net Decrease in Cash and Cash Equivalents	(362)	(856)
Cash and Cash Equivalents at Beginning of Period	3,283	2,572
Cash and Cash Equivalents at End of Period	$2,921	$1,716

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012
EBIT – Seeds and Genomics Segment	$920	$1,111	$2,980	$2,957
EBIT – Agricultural Productivity Segment	284	190	810	354
EBIT– Total	1,204	1,301	3,790	3,311
Interest Expense, Net	18	18	54	80
Income Tax Provision(A)	277	346	1,005	957
Net Income Attributable to Monsanto Company	$909	$937	$2,731	$2,274
(A) Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2013	Three Months Ended May 31,		Nine Months Ended May 31,
	Guidance	2013	2012	2013	2012
Diluted Earnings per Share	$4.54-$4.59	$1.68	$1.74	$5.05	$4.21
Income on Discontinued Operations	(0.02)	—	—	(0.02)	(0.01)
Nitro Claims Settlement	—	—	—	—	0.05
Resolution of a Legacy Tax Matter	(0.02)	(0.02)	(0.11)	(0.02)	(0.11)
Diluted Earnings per Share from Ongoing Business	$4.50-$4.55	$1.66	$1.63	$5.01	$4.14

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2013 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2013	Nine Months Ended May 31,
	Guidance	2013	2012
Net Cash Provided by Operating Activities	$2,800-3,100	$786	$853
Net Cash Required by Investing Activities	(1,000)-(1,100)	(387)	(542)
Free Cash Flow	$1,800-2,000	399	311
Net Cash Required by Financing Activities	N/A	(739)	(1,021)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(22)	(146)
Net Decrease in Cash and Cash Equivalents	N/A	(362)	(856)
Cash and Cash Equivalents at Beginning of Period	N/A	3,283	2,572
Cash and Cash Equivalents at End of Period	N/A	$2,921	$1,716